CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in this Registration Statement of Integrity Managed Portfolios on Form N-14 of our report dated September 22, 2011, relating to the financial statements of Kansas Municipal Fund and Kansas Insured Intermediate Fund, each a series of Integrity Managed Portfolios, for the year ended July 29, 2011, and to the reference to our firm under the heading "Service Providers" in the Proxy Statement /Prospectus, which is part of this Registration Statement.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

May 10, 2012